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                     Logo: Columbus Life Insurance Company

     400 EAST FOURTH STREET o CINCINNATI, OHIO 45202-3302 o 1-800-677-9696
                              WWW.COLUMBUSLIFE.COM

                             CHANGE OF INSURED RIDER

                      An Additional Benefit of this Policy
                    Issued By Columbus Life Insurance Company
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RIDER BENEFIT             This rider permits You to apply to replace the
                          Insured under the policy with a new Insured. Upon Our approval of Your application, the policy will be continued on the life of the new Insured subject to the conditions described in this rider. UNDER CURRENT FEDERAL TAX LAW, THE EXERCISE OF THIS BENEFIT IS TAXED AS IF THE POLICY WERE SURRENDERED IN FULL FOR CASH. YOU MAY REALIZE TAXABLE INCOME IN SUCH EVENT.

APPLYING FOR              To apply for a change of Insured you must 1) submit an
CHANGE                    application for the change A  signed by You and
OF INSURED                the proposed new Insured; 2) provide evidence of the
                          new Insured's insurability satisfactory to Us; and 3) provide evidence of an insurable interest in the new
                          Insured.

                          If the policy is subject to an assignment, You must also provide evidence of the release of the assignment, or written approval of the change by the assignee, plus any other documentation We may need. The approval of the new Insured will be subject to all of our normal underwriting rules and guidelines, including any age limits on the sale of the new policies.

                          We will process one application for a change of Insured without charge. Thereafter, We reserve the right to assess an administrative charge of not more than $150.00 to process each additional application for a change of Insured under this rider.

                          If We approve Your application for a change of Insured, the application will become part of the policy and We will send You an amended Policy Schedule reflecting the change.

EFFECTIVE DATE            The effective date of a change of Insured ("Date of
OF CHANGE                 Change") will be the Monthly Anniversary Day following
                          Our approval of Your application. Coverage on the prior Insured will end on the day before the Date of Change. Coverage on the new Insured will begin on the Date of Change.

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EFFECT ON POLICY          The Policy Date will not change unless the new Insured
BENEFITS AND PROVISIONS   was born after the policy's current Policy Date. In
                          that event, the new Policy Date will be the first
                          Monthly Anniversary Day after the birthdate of the new
                          Insured.

                          The Specified Amount of the base policy will remain the same on the Date of Change as it was on the day before the Date of Change unless We need to increase it in order for the policy to continue to qualify as life insurance for federal income tax purposes after the Date of Change. Thereafter, You may apply for increases or decreases in Specified Amount as permitted in the policy.


                          Policy values and outstanding loan balances will be the same immediately before and after the change. Beginning on the Date of Change, the Cost of Insurance Charge rates and any other monthly charge rates under the policy that depend on the age, sex and/or risk class of the Insured will be determined using rates based on the new Insured's age, sex and risk class. Target premium and surrender charges for the existing Specified Amount will not be affected by the change of Insured.


OWNER, BENEFICIARY AND    The Owner and Beneficiary of the policy will remain
ASSIGNMENTS               the same unless changed as provided in the policy. The
                          policy will remain subject to any existing assignments unless they are released prior to the change as described above.

RIDERS Any riders attached to the policy will terminate with the coverage for the prior Insured on the day before the Date of Change unless You apply to continue the rider coverage in Your application for change, based on the life of the new Insured. Any continued riders, and any riders added on or after the Date of Change, will be subject to our underwriting rules and guidelines as applied to the new Insured. The cost of insurance for any rider benefit will be based on the person insured under the rider benefit after the Date of Change.

SUICIDE We will pay only a limited benefit under the policy if the new Insured commits suicide while sane or insane, within two years of the Date of Change. If the policy is in force, We will return the premiums You paid, less: (1) the amount of any Indebtedness; (2) any withdrawal amount (including withdrawal fees); and (3) all monthly costs of insurance on all persons other than the Insureds ever covered by rider. If the amount of the Net Cash Surrender Value is larger, We will pay it instead.

                          We will not pay with respect to any increases in Specified Amount that occur after the Date of Change if the new Insured commits suicide while sane or insane, within two years from the effective date of any such increase. If the policy is in effect and the Insured commits suicide more than two years after the Date of Change, and within two years after the date of an increase in Specified Amount, We will return the monthly costs of insurance charged for such increase.

                          This provision also applies to any rider attached to this policy. The two-year period will be measured from the rider's date of issue. If the policy is reinstated, this provision will run anew from the reinstatement date. Any premium refund will be limited to those paid on or after the effective date of the reinstatement.

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INCONTESTABILITY          No statement will be used in contesting the policy
                          after the Date of Change unless it is in an application or supplemental application and a copy of such application is attached to the policy. No statement will be used in contesting a rider after the Date of Change unless it is in an application or supplemental application for such rider and a copy of such application is attached to the policy. This provision shall not apply to any agreement providing benefits in event of disability or in event of death from accidental means.


                          We will not contest the policy after the Date of Change after it has been in effect during the new Insured's lifetime for two years from the Date of Change. We will not contest the validity of any increase in Specified Amount that occurs after the Date of Change after such increase has been in effect during the new Insured's lifetime for two years from the Date of Change. Unless otherwise provided in the rider, We will not contest any rider attached to this policy after the rider has been in effect during the new Insured's lifetime for two years from the Date of Change.

                          We will not contest this policy with respect to statements made in an application for reinstatement after the policy has been in effect during the new Insured's lifetime for two years from the effective date of the reinstatement. Any premium refund will be limited to those paid on or after the effective date of the reinstatement.

EFFECTIVE DATE            The effective date of this rider is shown on the
OF RIDER                  Policy Schedule.

TERMINATION               This rider will terminate on the first to occur of:

                          (1) the Monthly Anniversary Day coinciding with or next following the date We process Your written request to cancel this rider;

                          (2) the day before the policy anniversary on which the Insured is age 100; or

                          (3)  the termination of the policy.

POLICY TERMS              This rider is attached to and made a part of the
                          policy. The terms and definitions of the base policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values.
                          There is no additional premium charge for this rider.

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